Exhibit 10.25

3M Performance Awards Deferred Compensation Plan

ARTICLE 1

Purpose and History

The purpose of this Plan is to attract and incent eligible management employees to remain with 3M by providing those management employees an opportunity to defer the receipt of all or a portion of certain long-term incentive compensation, with the belief that such opportunity will permit those employees to increase their long-term financial security.

3M originally adopted this non-qualified voluntary deferred compensation plan effective September 1, 1985.  The Plan was most recently amended and restated effective March 1, 2008 under a document titled “3M Deferred Compensation Plan”, and has been most recently amended effective January 1, 2009.  The purpose of the amendment was to bring the plan document into compliance with the requirements of section 409A of the Code, including the regulations issued thereunder.  From October 3, 2004 (the date section 409A was added to the Code) through December 31, 2008, the Plan was operated in good faith compliance with the requirements of section 409A including the special transition rules issued by the Internal Revenue Service and the U.S. Department of Treasury in connection with the implementation of section 409A.  For avoidance of doubt, this amendment was intended to apply both to deferred compensation subject to section 409A of the Code (i.e., deferred compensation credited under the Plan which related all or in part to services performed on or after January 1, 2005), as well as deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 that is eligible to be “grandfathered” from application of section 409A of the Code.

From the time of the Plan’s original adoption through December 31, 2009, the Plan permitted Participants to make elective deferrals of base salary and variable pay, including profit sharing, annual incentive (AIP), sales commissions and management objective, Performance Unit Plan benefits and other incentive payments that the Committee may include from time to time, earned by a Participant during a Class Year.  With respect to Class Periods beginning on and after January 1, 2010, 3M has created the “3M Deferred Compensation Excess Plan” to provide for voluntary deferrals of base salary and variable pay (other than performance shares and performance units granted under the 2008 Long-Term Incentive Plan and other long-term incentive compensation) that is strictly in excess of the compensation limit under section 401(a)(17) of the Code.

Effective for Class Periods beginning on and after January 1, 2010, this Plan is hereby restated under this document entitled “3M Performance Awards Deferred Compensation Plan.”  This restated Plan permits voluntary deferrals of performance shares and performance units granted under the 2008 Long-Term Incentive Plan.  Effective for Class Periods beginning on and after January 1, 2010, voluntary deferrals of base salary and other variable pay shall no longer be made under this Plan, but rather, shall be made exclusively under the 3M Deferred Compensation Excess Plan, the 3M VIP Excess Plan and the 3M VIP.  Because this Plan is not intended to be an “excess plan,” Eligible Compensation shall be determined under this Plan without regard to the compensation limit under section 401(a)(17) of the Code.

All deferrals made under this Plan with respect to Class Year 2009 and prior Class Years (including deferrals of base salary, annual variable pay and Performance Unit Plan benefits) shall continue to be accounted for under this Plan.

ARTICLE 2

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1           ACCOUNT.  “Account” or “Accounts” means the record of the amounts credited to a Participant under the Plan pursuant to Article 6.  “Accounts” shall consist of Deferred Income Accounts and Deferred Share Accounts.  A separate Deferred Share Account shall be maintained for each Participant for each Class Year or Class Period for which such Participant elects to defer the receipt of Performance Unit Plan awards payable in the form of shares of 3M common stock or performance shares granted under the 3M 2008 Long-Term Incentive Plan.  A separate Deferred Income Account shall be maintained for each Participant for each Class Year or Class Period for which such Participant elects to defer the receipt of any other Compensation

(for Class Year 2009 and Class Years prior thereto) or Eligible Compensation (for Class Periods beginning in 2010 or later).

2.2           BENEFICIARY.  “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article 8, to receive any unpaid balance in such Participant’s Accounts following his or her death.

2.3           CLASS PERIOD.  “Class Period” means a performance period beginning on or after January 1, 2010 for the respective performance shares or performance units granted under the 2008 Long-Term Incentive Plan, as determined by the Committee.

2.4           CLASS YEAR.  “Class Year” means 2009 and any prior calendar year in respect of which Eligible Compensation (or Compensation, as defined under prior Plan documents) was deferred under this Plan.

2.5           CODE.  “Code” means the Internal Revenue Code of 1986, as amended.

2.6           COMMITTEE.  “Committee” means the Compensation Committee of the Board of Directors of 3M.

2.7           COMPANY.  “Company” means 3M Company (“3M”), its U.S. affiliates and subsidiaries and any successor to the business thereof.

2.8           EFFECTIVE DATE.  “Effective Date” means January 1, 2010, the effective date of this restated Plan.

2.9           ELIGIBLE COMPENSATION.  “Eligible Compensation” of a Participant for any Class Period means performance shares and performance units granted under the 3M 2008 Long-Term Incentive Plan and the amounts payable as a result of such performance shares and performance units, or other incentive payments that the Committee may include from time to time, earned by a Participant during a Class Period.

2.10         EMPLOYEE.  “Employee” means any person employed by the Company as an active regular common-law employee who is recognized as such on 3M’s human resources/payroll systems; including such persons who are United States citizens but on assignment outside of this country and resident aliens employed in the United States; but excluding any person covered by a collective bargaining agreement to which the Company is a party.

2.11         GROWTH FACTOR.  “Growth Factor” is the annual rate at which interest will be credited to (i) Participants’ Accounts for Class Year 2004 and all Class Years prior thereto in accordance with the provisions of Article 6, and (ii) that portion of each Participant’s Accounts for Class Year 2005 and all Class Years and Class Periods thereafter which such Participant elects to allocate to the investment fund whose rate of return is based on such Growth Factor. Unless and until changed by the Committee, the Growth Factor applied during each calendar year will be the average Citigroup 10 Year AAA Industrial Corporate Bond Rating for New Issues for the four week period ending with the last week ending in October of the previous year.

2.12         PARTICIPANT.  “Participant” means any Employee who has elected to make contributions to this Plan after satisfying the eligibility requirements of Section 4.1.

2.13         PLAN.  “Plan” means the plan described in this document, as it may be amended from time to time.  The official name of the Plan shall be the 3M Performance Awards Deferred Compensation Plan.

2.14         PLAN ADMINISTRATOR.  “Plan Administrator” means the person to whom the Committee has delegated the authority and responsibility for administering the Plan.  Unless and until changed by the Committee, the Plan Administrator of the Plan shall be 3M’s Vice President, Compensation and Benefits or his or her successor.

2.15         RETIRE or RETIREMENT.  “Retire” or “Retirement” means an Employee’s Separation from Service with the Company after attaining age 55 with at least five years of employment service or after attaining age 65.

2.16         SEPARATION FROM SERVICE.  “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).  A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for 3M or an affiliate.  Notwithstanding the foregoing, a 29 month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Participant to be unable to perform the duties of his or her position of employment.

2.17         SPECIFIED EMPLOYEE.  “Specified Employee” means a “specified employee” as defined in Treas. Reg. section 1.409-1(i) or such other regulation or guidance issued under section 409A of the Code.

2.18         3M.  “3M” means 3M Company, a Delaware corporation.

2.19         UNFORESEEABLE FINANCIAL EMERGENCY.  “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treas. Reg. section 1.409A-3(i)(3) or such other regulation or guidance issued under section 409A of the Code).

2.20         VALUATION DATE.  “Valuation Date” means each day that all or substantially all of the U.S. and international financial markets in which the VIP’s assets are invested are open for trading.

2.21         VIP.  “VIP” means the 3M Voluntary Investment Plan and Employee Stock Ownership Plan, as it may be amended from time to time.

ARTICLE 3

Effective Date

The original effective date of this Plan was September 1, 1985 (with calendar year 1986 as the first Class Year for which voluntary deferrals were permitted under the Plan).  The provisions of this restated Plan shall take effect for Class Periods beginning on and after January 1, 2010.  This Plan shall continue in operation and effect until 3M terminates it in accordance with the provisions of Section 10.2.

ARTICLE 4

Eligibility and Participation

4.1           ELIGIBILITY.  Each management employee of the Company subject to U.S. income taxation shall be eligible to participate in the Plan for a Class Period if immediately prior to such Class Period such employee is both employed in a Leadership (L2, L1 or CEO) job level position and eligible to receive long-term performance awards under the 3M 2008 Long-Term Incentive Plan.

4.2           ELECTION TO CONTRIBUTE.  In order to make contributions under the Plan for any Class Period, an Employee who meets the eligibility requirements of Section 4.1 must elect to participate via the Plan’s Internet site or via such other method as shall be established by the Plan Administrator.  To be effective, an Employee’s election to participate for a Class Period must specify the percentage of his or her Eligible Compensation to be deferred, select the time and form of payment of the amount deferred and the earnings thereon, specify the investment fund or funds in which such deferred amounts are to be treated as being invested, and provide such other information as the Plan Administrator may require.  The time period during which elections to participate will be accepted for each Class Period will be established by the Plan Administrator, but in no event will any election be accepted after the effective date of the long-term performance awards (which are intended to be “performance-based compensation” within the meaning of Treas. Reg. section 1.409A-1(e)(1)) to which such election relates.

4.3           DURATION OF CONTRIBUTION ELECTION.  Each eligible Employee’s election to make contributions to the Plan made in accordance with the requirements of Section 4.2 shall apply solely to Eligible

Compensation earned for the Class Period to which it relates, and not to Eligible Compensation earned for any other Class Period; provided, however, that such election shall apply to any Eligible Compensation paid after the end of a Class Period if such Eligible Compensation was earned during such Class Period.  Participants may not change or revoke their contribution elections for a Class Period after the enrollment period for the Class Period has ended.

4.4           DURATION OF PARTICIPATION.  A Participant’s participation in the Plan shall continue until all amounts credited to his or her Accounts have been distributed, or until the Participant’s death, if earlier.

4.5           WAIVER OF ELECTION.  The Committee may, in its sole discretion, grant a waiver or suspension of a Participant’s election to make contributions for a Class Period, for such time as the Committee may deem necessary, upon a finding that the Participant has suffered an Unforeseeable Financial Emergency.

ARTICLE 5

Contributions

5.1           PARTICIPANT CONTRIBUTIONS.  A Participant may contribute (defer) up to 100 percent (but only a whole percentage) of his or her Eligible Compensation earned during the Class Period to which such Participant’s election relates; provided, however, that the maximum amount of any Eligible Compensation payment that may be deferred by a Participant shall be limited to the amount otherwise payable to such Participant after the deduction of the appropriate withholding taxes.  The percentage the Participant elects to contribute (defer) shall be deducted from each payment of such Participant’s Eligible Compensation earned during such Class Period, whether paid during or following such Class Period.

5.2           AMOUNTS CREDITED TO ACCOUNT.  For each Participant and each Class Period that the Participant elects to defer Eligible Compensation hereunder the Company shall establish on its books an Account (a Deferred Share Account if the Eligible Compensation consists of performance shares granted under the 3M 2008 Long-Term Incentive Plan, or a Deferred Income Account if the Eligible Compensation consists of performance units granted under the 3M 2008 Long-Term Incentive Plan), to which the amounts deferred in accordance with Section 5.1 shall be credited at such times as are in accordance with the standard payroll procedures of the Company.  The amount credited to a Participant’s Account shall equal the amount deferred, except that the amount credited may be reduced, at the discretion of the Committee, to the extent that the Company is required to withhold any taxes or other amounts from the Participant’s deferred compensation pursuant to any federal, state or local law.

ARTICLE 6

Accounts

6.1           EARNINGS ON ACCOUNTS.  (a) Each Participant’s Deferred Income Accounts shall be credited with investment earnings or losses based on the performance of (i) for Class Year 2004 and Class Years prior thereto, the Growth Factor, and (ii) for Class Year 2005 and Class Years and Class Periods subsequent thereto, the Growth Factor and the VIP investment funds selected by such Participant at the time he or she elected to participate in the Plan or subsequent thereto.  The investment funds available to the Participants in the Plan with respect to Deferred Income Accounts for Class Years and Class Periods beginning with 2005 and thereafter will be the Growth Factor and the same investment funds available to the participants in the VIP, excluding the 3M Stock Fund and the VIP’s brokerage window.  Participants may allocate the amounts credited to their Deferred Income Account(s) for Class Years and Class Periods beginning with 2005 and thereafter among such investment funds in whole percentages of from one percent to one hundred percent.  The deemed investment earnings or losses on such VIP funds for purposes of this Plan shall equal the actual rate of return on such funds in the VIP net of any fees or expenses chargeable thereto, including but not limited to management fees, trustee fees, recordkeeping fees and other administrative expenses.  In the event that a Participant fails to select the investment fund or funds in which his or her Deferred Income Accounts are deemed to be invested, such Participant will be deemed to have allocated the entire amount credited to his or her Deferred Income Accounts to the LifePath Portfolio fund with the target retirement year closest to the year in which such Participant will attain age 65.

(b)  Each Participant’s Deferred Share Account(s) shall be credited with the return on shares of 3M common stock, including reinvested dividends.

6.2           CHANGES IN INVESTMENT FUND ALLOCATIONS.  For Class Years and Class Periods beginning with 2005 and thereafter, Participants may change the investment funds among which their Deferred Income Account balances or future contributions are allocated at any time, subject to such rules as may be established by the Plan Administrator.  Allocation changes may only be made using the Plan’s Internet site or by speaking with a representative of the Plan’s recordkeeper.  No investment fund changes may be made at any time with respect to Deferred Income Accounts for Class Year 2004 or Class Years prior thereto, or with respect to Deferred Share Accounts.

6.3           VALUATION OF ACCOUNTS.  The Accounts of all Participants shall be revalued as of each Valuation Date.  As of each Valuation Date, the value of a Participant’s Account shall consist of the balance of such Account as of the immediately preceding Valuation Date, increased by the amount of any contributions made and credited thereto since the immediately preceding Valuation Date, increased or decreased (as the case may be) by the amount of deemed investment earnings or losses credited to the investment funds selected by the Participant (or to the Growth Factor, in the case of Deferred Income Accounts for Class Year 2004 and Class Years prior thereto, or to the return on shares of 3M common stock, including reinvested dividends, in the case of Deferred Share Accounts) since the immediately preceding Valuation Date, and decreased by the amount of any distributions made from such Account since the immediately preceding Valuation Date.

6.4           VESTING OF ACCOUNTS.  A Participant shall always be 100% vested in the value of his or her Accounts (including any earnings thereon).

6.5           STATEMENT OF ACCOUNTS.  As soon as administratively feasible following the end of each calendar year, the Plan shall deliver to each Participant a statement of his or her Accounts in the Plan.

ARTICLE 7

Distribution of Accounts

7.1           DISTRIBUTION DATE AND METHOD.  As part of the election to participate herein for each Class Period, the Participant shall specify the date (hereinafter referred to as the “Distribution Date”) upon which the Company will commence payment of the amounts credited to the respective Account and the method of paying such amounts.  A Participant must select one of the following Distribution Dates:

(a)           During the month of January of any calendar year following the end of the year following the end of the Class Period to which such Participant’s election to defer Eligible Compensation relates; or

(b)           During the month of January of any one of the first through the tenth calendar years following the Participant’s Retirement from service with the Company.

A participant must also select one of the following methods of payment in each election to participate herein:

(c)           A single lump sum distribution; or

(d)           Ten or fewer annual installments (the amount of such installment payments shall be computed by multiplying the balance in the Account on each date of payment by a fraction, the numerator of which is one and the denominator of which equals the remaining number of scheduled annual installment payments).

No Participant’s election to participate for any Class Period shall require the Plan to make any payment more than 10 years after the month of January of the calendar year following the Participant’s Retirement from service with the Company.  Each payment from a Participant’s Deferred Income Account shall be made in cash, and shall be charged against the balance in such Deferred Income Account.  Each payment from a Participant’s Deferred Share Account shall be made in whole shares of 3M common stock and cash for any fractional share, and shall be charged against the balance in such Deferred Share Account.  When the Plan makes a distribution of less than the entire balance of a Participant’s Deferred Income Account attributable to Class Year 2005 or any Class Year or Class Period thereafter, the distribution shall be charged pro rata against each of the investment funds to which the Deferred Income Account is then allocated.

7.2           DISTRIBUTION WHILE STILL AN EMPLOYEE.  If a Participant is still employed by the Company at the Distribution Date for any Account, the entire balance of such Account at the Distribution Date (plus any deemed investment earnings or losses credited to such Account thereafter) shall be paid to the Participant commencing on such date and in accordance with the method of payment chosen by the Participant.

7.3           DISTRIBUTION FOLLOWING SEPARATION FROM SERVICE.  If a Participant incurs a Separation from Service with the Company for any reason other than death or Retirement, the value of such Participant’s Accounts shall be determined no later than the Valuation Date immediately following the date of the Separation from Service and shall be paid to the Participant in a lump sum distribution within 90 days following the Separation from Service date; provided however, that for Deferred Income Accounts and Deferred Share Accounts attributable to Class Year 2002 and all Class Years and Class Periods thereafter, no distribution shall be made prior to the six-month anniversary of the date of the Participant’s Separation from Service.

7.4           DISTRIBUTION FOLLOWING RETIREMENT.  If a Participant Retires from service with the Company prior to the Distribution Date for any Account, the entire balance of such Account at the Distribution Date (plus any deemed investment earnings or losses credited to such Account thereafter) shall be paid to the Participant (or Beneficiary) commencing on such Distribution Date and in accordance with the method of payment chosen by the Participant; provided, however, that, in the event such Distribution Date would be less than six months following the date of the Participant’s Retirement from service with the Company, such Participant’s Distribution Date shall be and payment of such Account shall begin during the month of July of the calendar year following the year in which such Participant Retires from service with the Company; and provided further, that in no event shall the portion of any Participant’s Deferred Income Account(s) or Deferred Share Account(s) attributable to deferred performance units or deferred performance shares be paid before the corresponding payment date for such units or shares under the provisions of the 3M Performance Unit Plan or the 3M 2008 Long-Term Incentive Plan.

7.5           DISTRIBUTION FOLLOWING DEATH.  Upon the death of a Participant prior to the Distribution Date for any Account, such Account shall be paid to the Participant’s Beneficiary in accordance with Section 7.2 as if the Participant had selected a Distribution Date of the day before the Participant’s death.  Upon the death of a Participant after the Distribution Date for any Account, the remaining balance of such Account (if any) shall be paid to the Participant’s Beneficiary in accordance with the method of payment chosen by the Participant.

7.6           UNFORESEEABLE FINANCIAL EMERGENCY DISTRIBUTION.  Upon finding that a Participant has suffered an Unforeseeable Financial Emergency, the Committee may, in its sole discretion, permit the Participant to withdraw an amount from his or her Account(s) sufficient to alleviate the emergency.

7.7           WITHHOLDING; PAYROLL TAXES.  To the extent required by the laws in effect at the time any payment is made, the Plan shall withhold from any payment made hereunder any taxes required to be withheld for federal, state or local government purposes.

7.8           ONE-TIME OPPORTUNITY TO REVISE PAYMENT ELECTIONS.  Prior to the end of 2008 and during the time period established by the Plan Administrator, Participants who have one or more Accounts under the Plan from which payments have not commenced and who are still active employees of the Company may revise their elections concerning the Distribution Date and method of paying their Account or Accounts for any or all Class Years subject to the following conditions:

(a)           each revised election must be consistent with the requirements of Section 7.1, in terms of both the method of payment and the Distribution Date for payments to commence;

(b)           no revised election may result in the deferral of payments that would otherwise have commenced in 2008; and

(c)           no revised election may result in the commencement of payments during 2008 that would not otherwise have commenced during such year.

ARTICLE 8

Designation of Beneficiaries

8.1           BENEFICIARY DESIGNATION.  Each Participant shall have the right at any time to designate any person, persons, or entity, as Beneficiary or Beneficiaries to whom payment of the Participant’s remaining Accounts shall be made in the event of the Participant’s death.  Any designation made under the Plan may be revoked or changed by a new designation made prior to the Participant’s death.  Any such designation or revocation must be made in accordance with the rules established by the Plan Administrator, and will not be effective until received by the Plan.

8.2           BENEFICIARY PREDECEASES PARTICIPANT.  If a Participant designates more than one Beneficiary to receive such Participant’s Account(s) and any Beneficiary shall predecease the Participant, the Plan shall distribute the deceased Beneficiary’s share to the surviving Beneficiaries proportionately, as the portion designated by the Participant for each bears to the total portion designated for all surviving Beneficiaries.

8.3           ABSENCE OF EFFECTIVE DESIGNATION.  If a Participant makes no designation or revokes a designation previously made without making a new designation, or if all persons designated shall predecease the Participant, the Plan shall distribute the balance of the deceased Participant’s Account(s) in the manner determined in accordance with the Participant’s designation in effect under the VIP.  In the event such Participant has no effective designation under the VIP, the Plan shall distribute the balance of the deceased Participant’s Account(s) to the first of the following survivors:

(a)           The Participant’s spouse;

(b)           Equally to the Participant’s children;

(c)           Equally to the Participant’s parents;

(d)           Equally to the Participant’s brothers and sisters; or

(e)           The Participant’s estate executors or administrators.

8.4           DEATH OF BENEFICIARY.  If a Beneficiary to whom payments hereunder are to be made pursuant to the foregoing provisions of this Article 8 survives the Participant but dies prior to complete distribution to the Beneficiary of the Beneficiary’s share:

(a)           unless the Participant has otherwise specified in his or her designation, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such person or persons, including such Beneficiary’s estate, as such Beneficiary shall have designated in a designation made with the Plan prior to such Beneficiary’s death (which designation shall be subject to change or revocation by such Beneficiary at any time); or

(b)           if the Participant’s designation specifies that such Beneficiary does not have the power to designate a successor Beneficiary or if such Beneficiary is granted such power but fails to designate a successor Beneficiary prior to such Beneficiary’s death, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such Beneficiary’s estate.

8.5           BENEFICIARY DISCLAIMER.  Notwithstanding the foregoing provisions of this Article 8, in the event a Beneficiary, to whom payments hereunder would otherwise be made, disclaims all or any portion of that Beneficiary’s interest in such payments, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons specified by the Participant to take such disclaimed interest.  In the event the Participant did not specify a person or persons to take disclaimed interests, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons who would be entitled thereto pursuant to the Participant’s designation or the designation made with respect to the VIP referenced above, whichever is applicable pursuant to the foregoing provisions of this Article 8, if such Beneficiary had died immediately preceding the death of the Participant.

ARTICLE 9

Unfunded Plan

9.1           NO TRUST.  This Plan is intended to be an “unfunded” plan of deferred compensation for the Participants.  As such, the benefits payable under this Plan will be paid solely from the general assets of the Company.  The Company does not intend to create any trust in connection with this Plan.  The Company shall not have any obligation to set aside funds or make investments in the investment funds referred to in Article 6.  The Company’s obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.2           UNSECURED GENERAL CREDITOR.  No Participant or Beneficiary shall have any right to receive any benefit payments from this Plan except as provided in Articles 7 and 8.  Until such payments are received, the rights of each Participant and Beneficiary under this Plan shall be no greater than the rights of a general unsecured creditor of the Company.

ARTICLE 10

Amendment and Termination of the Plan

10.1         RIGHT TO AMEND.  3M or the Committee may at any time amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall adversely affect the rights of any Participant or Beneficiary acquired under the terms of the Plan as in effect prior to such action.  The consent of any Participant, Beneficiary, employer or other person shall not be a requisite to such amendment or modification of the Plan.

10.2         TERMINATION.  While it expects to continue this Plan indefinitely, 3M reserves the right to terminate the Plan at any time and for any reason.  Upon the termination of the Plan, and to the extent permitted by section 409A of the Code, all elections to contribute to the Plan shall be revoked and the Plan shall immediately distribute in cash or shares of 3M common stock to the respective Participants and Beneficiaries the entire remaining balances of the Accounts.

ARTICLE 11

General Provisions

11.1         NONASSIGNABILITY.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder.  All payments and the rights to all payments are expressly declared to be nonassignable and nontransferable.  No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments or decrees, or transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.  No part of any Participant’s Account(s) may be assigned or paid to such Participant’s spouse in the event of divorce pursuant to a domestic relations order.

11.2         NOT A CONTRACT OF EMPLOYMENT.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (or their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.

11.3         TERMS.  Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

11.4         CAPTIONS.  The captions of the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.5         GOVERNING LAW.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Minnesota.

11.6         VALIDITY.  In case any provision of this Plan shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

11.7         CLAIMS PROCEDURE.  Any Participant or Beneficiary who disagrees with any decision regarding his or her benefits under this Plan shall submit a written request for review to the Plan Administrator.  The Plan Administrator shall respond in writing to such a request within 60 days of his or her receipt of the request.  The Plan Administrator may, however, extend the reply period for an additional 60 days for reasonable cause.  The Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth:

(a)           the specific reason or reasons for any denial of benefits;

(b)           specific references to the provision or provisions of this Plan on which the denial is based;

(c)           a description of any additional information or material necessary for the Participant or Beneficiary to improve his or her claim, and an explanation of why such information or material is necessary; and

(d)           an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Plan Administrator’s decision.

If the Participant or Beneficiary disagrees with the decision of the Plan Administrator, he or she shall file a written appeal with the Committee within 120 days after receiving the Plan Administrator’s response. The Committee shall respond in writing to such an appeal within 90 days of its receipt of the appeal.  The Committee may, however, extend the reply period for an additional 90 days for reasonable cause.  The Committee’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based.

11.8         SUCCESSORS.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

11.9         INCOMPETENT.  In the event that it shall be found upon evidence satisfactory to the Plan Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her own affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan, to the spouse or other person deemed by the Plan Administrator to have accepted responsibility for such Participant or Beneficiary.  Any such payment made pursuant to this Section 11.9 shall be in complete discharge of any liability therefore under this Plan.

11.10       INDEMNIFICATION.  To the extent permitted by law, the Company shall indemnify the Plan Administrator and the members of the Committee against any and all claims, losses, damages, expenses and liability arising from their responsibilities or the performance of their duties in connection with the Plan which is not covered by insurance paid for by the Company, unless the same is determined to be due to gross negligence or intentional misconduct.

ARTICLE 12

Change in Control

12.1         TERMINATION UPON CHANGE IN CONTROL.  This Plan shall terminate and the Plan shall immediately distribute in cash or shares of 3M common stock to the respective Participants the amounts credited to all Accounts upon the occurrence of a Change in Control of 3M.

12.2         DEFINITION OF CHANGE IN CONTROL.  For purposes of this Article 12, a Change in Control of 3M shall be deemed to have occurred if there is a “change in the ownership of 3M”, “change in effective control of 3M”, and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined in Treas. Reg. section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

12.3         REIMBURSEMENT OF FEES AND EXPENSES.  The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Article 12 or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Article 12, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article 12.  Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses.  If a Participant is a Specified Employee and such payment is made on account of the Participant’s Separation from Service, payment shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.